Pricing Supplement dated November 2, 2005	Rule 424(b)(3)
(To Prospectus dated September 26, 2003 and	File No. 333-108464
Prospectus Supplement dated September 26, 2003)	Cusip No.88319QH63

Textron Financial Corporation

Medium-Term Notes, Series E

Due Nine Months or More from Date of Issue

Textron Financial Canada Funding Corporation

Medium-Term Notes, Series E-CAD

Due Nine Months or More from Date of Issue

Fully and Unconditionally Guaranteed

by

Textron Financial Corporation

Floating Rate

Issuer: Textron Financial Corporation

Principal Amount: $100,000,000	Initial Interest Rate: 4.38063%
Agent's Discount or Commission: $142,000	Original Issue Date: November 7, 2005
Net Proceeds to Issuer: $99,858,000	Stated Maturity Date: November 7, 2008

Interest Category

☒	Regular Floating Rate Note

☐	Floating Rate/Fixed Rate Note
Fixed Rate Commencement Date:
Fixed Interest Rate: %

☐	Inverse Floating Rate Note
☐ Fixed Interest Rate: %

Interest Rate Basis or Bases:

☐	CD Rate	☐	Federal Funds Rate	☐	Prime Rate
☐	CMT Rate	☒	LIBOR	☐	Other (see attached)
☐	Commercial Paper Rate	☐	Treasury Rate

If LIBOR:

☐	LIBOR Reuters Page:
☒	LIBOR Telerate Page: 3750

LIBOR Currency: US$

If CMT Rate:

CMT Telerate Page:
☐	Telerate Page 7051
☐	Telerate Page 7052
☐	Weekly Average
☐	Monthly Average

Spread (+/-): +9 bps	Maximum Interest Rate: %

Spread Multiplier: N/A	Minimum Interest Rate: %

Index Maturity: 3 month

Initial Interest Reset Date: February 7, 2006

Interest Reset Dates: Quarterly, on the 7th day of February, May, August and November

Interest Payment Dates: Quarterly, on the 7th day of February, May, August and November

Interest Determination Dates: Two London business days prior to each Interest Reset Date

Regular Record Date(s):

Calculation Agent (if other than SunTrust Bank):

Day Count Convention:

☒	Actual/360 for the period from November 7, 2005 to November 7, 2008
☐	Actual/Actual for the period from _______ to _______
☐	30/360 for the period from _______ to _______

Redemption:

☒	The Notes cannot be redeemed prior to the Stated Maturity Date.
☐	The Notes can be redeemed prior to Stated Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage: ____%
Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:

☒	The Notes cannot be repaid prior to the Stated Maturity Date.
☐	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
Optional Repayment Date(s):
Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount: ☐		Yes	☒	No
Issue Price:	%

Total Amount of OID:

Yield to Maturity:	%

Initial Accrual Period OID:

Agent:

☒	Merrill Lynch, Pierce, Fenner & Smith	☐	HSBC Securities (USA) Inc.
	Incorporated	☒	J.P. Morgan Securities Inc.
☐	Banc of America Securities LLC	☐	Tokyo-Mitsubishi International plc
☐	Barclays Capital Inc.	☐	UBS Securities LLC
☐	Citigroup Global Markets Inc.	☐	Wachovia Securities Inc.
☐	Credit Suisse First Boston LLC	☒	Other: _BNP Paribas Securities Corp__
☐	Deutsche Bank Securities Inc.

Agent acting in the capacity as indicated below:

☒	Agent	☐	Principal

If as Principal:

☐	The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
☐	The Notes are being offered at a fixed initial public offering price of ___% of the Principal Amount.

If as Agent:

The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

Other provisions:

Terms are not completed for certain items above because such items are not applicable.

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